Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACTS:	Lisa Miles (Investor)
800-MAXIMUS x11637

DATE: November 14, 2007		Rachael Rowland
800-MAXIMUS x11688

MAXIMUS Reports Fourth Quarter and Full Year Results; Completes
Strategic Review Process and Launches $150 Million Accelerated Share
Repurchase Program

(RESTON, Va.-- November 14, 2007) -- MAXIMUS (NYSE:MMS), a leading provider of government services, today reported results for its fourth quarter and fiscal year ended September 30, 2007. Concurrently, MAXIMUS announced that its Board of Directors has completed its process to explore the Company’s strategic alternatives and has authorized the repurchase of up to $150 million of the Company’s outstanding shares under an Accelerated Share Repurchase program (ASR), which represents approximately 15% of the Company’s outstanding stock based on the current stock price.

Highlights include:
  Fourth quarter and full year revenue totaling $201.9 million and $738.6 million, respectively,
  Fourth quarter diluted earnings per share of $0.63, which includes approximately $2.5 million, or $0.06 per diluted share, in legal expense,
  Fourth quarter operating margin of 10.8%, above management’s target margin of 10%,
  Pro forma earnings per share of $2.01 for fiscal 2007, as presented in the supplemental pro forma information provided in the financial tables,
  Cash, cash equivalents and marketable securities at September 30, 2007 of $196.7 million,
  Days Sales Outstanding of 80 days at September 30, 2007,
  Backlog of $1.3 billion at September 30, 2007,
  New sales awards totaling $569 million at September 30, 2007 and a total pipeline of $1.7 billion at November 8, 2007,

  Completion of the strategic review process: MAXIMUS launches a $150 million ASR program and plans to secure a $50 million to $75 million line of credit to provide additional financial flexibility, in addition to refining its focus on core health and human services operations and seeking possible alternatives for certain non-core assets.
Revenue for the fourth quarter increased 17.5% to $201.9 million compared to $171.8 million reported for the same period last year. Net income increased to $14.2 million, or $0.63 per diluted share, which includes legal and settlement expense of approximately $2.5 million, or $0.06 per diluted share, primarily related to ongoing arbitration. Prior-year-period net income was $2.0 million, or $0.09 per diluted share, which included a pre-tax loss of $12.7 million, or $0.36 per diluted share, related to the now-terminated Texas subcontract with Accenture. The Company is now serving as prime contractor and directly supporting the Texas Health and Human Services Commission.

For the full year, fiscal 2007 revenue increased 5.4% to $738.6 million compared to $700.9 million last year. Excluding revenue from the divested businesses for fiscal 2006, year-over-year organic growth was 6.8%. Net loss for the full year was $8.3 million, or $0.38 per share, which included approximately $44.6 million, or $1.61 per share, in legal and settlement expense, $25.2 million net loss, or $0.67 per share, from the now-terminated Accenture subcontract and a loss of $4.2 million or $0.11 per share from the Ontario project. This compares to fiscal 2006 net income of $2.5 million, or $0.11 per diluted share. Fiscal 2006 results included a pre-tax loss of $49.4 million, or $1.38 per diluted share, from the now-terminated subcontract with Accenture and other legal settlement expense of $9.4 million or $0.27 per diluted share.

“I’m pleased with our ongoing, strong financial performance in the fourth quarter and believe we have completed fiscal 2007 in a substantially improved position from the prior year," commented Richard Montoni, Chief Executive Officer of MAXIMUS. “In the past 12 months, our focus on quality and risk management has resulted in the elimination of several legacy issues, more favorable contract terms on new awards, improved operating margins and accelerating top-line growth. MAXIMUS is refining its focus around its core competencies and moving in a direction that builds on the progress made in fiscal 2007. We will emphasize those businesses which offer us more predictable, recurring streams of revenue and sustainable levels of profitability.”

Consulting Segment

Consulting Segment revenue was $22.5 million in the fiscal 2007 fourth quarter compared to $26.1 million in the same period last year. For the full fiscal year, Consulting Segment revenue was $93.7 million, or 13% of total revenue, versus $102.8 million last year.

Fourth quarter operating income for the Consulting Segment was $0.6 million compared to $5.2 million reported for the same period last year. For the full year, operating income totaled $6.4 million versus $14.5 million last year. The reduction in revenue and operating income for the fourth quarter and full year relates primarily to the timing and billing of work as well as the Company’s transition away from contingency-based federal healthcare engagements.

Systems Segment

Systems Segment revenue increased 24.8% to $37.4 million in the fourth quarter versus $30.0 million in the prior-year period. Systems Segment revenue represented 19% of total Company revenue in fiscal 2007 and grew to $141.3 million versus $127.2 million last year. Revenue growth for both periods was driven primarily by new ERP contracts.

The Systems Segment reported operating income of $0.5 million in the fourth quarter compared to a loss of $2.0 million for the same period last year which included the deferral of revenue and income related to two software sales to future periods. For the full year, the Systems segment had an operating loss of $4.7 million, compared to a loss of $0.9 million for fiscal 2006. Strong results in the Asset Solutions and ERP divisions offset softness in the Justice and Education divisions.

Operations Segment

Operations Segment revenue for the fourth quarter increased 22.7% to $141.9 million compared to $115.7 million in the prior-year period. Operations Segment revenue accounted for 68% of total Company revenue in fiscal 2007 and totaled $503.6 million compared to $470.9 million in the prior year which included $29.8 million in revenue from voter hardware sales and divested businesses which did not recur in fiscal 2007.

Operations Segment operating income for the fourth quarter was $23.5 million, compared to a loss of $2.9 million reported for the fourth quarter of last year and for the full fiscal year totaled $39.1 million compared to a loss of $9.5 million in fiscal 2006. The improved profitability in the fourth quarter and the full year compared to the prior year periods was driven by the turnaround on the Texas project as well as strong organic growth.

Backlog, Sales and Pipeline

Backlog at September 30, 2007 totaled $1.3 billion compared to $1.5 billion reported for the prior year period. Year-to-date signed contract wins at September 30, 2007, totaled $569 million, compared to $717 million reported last year. New contracts pending at September 30, 2007, (awarded but unsigned) totaled $310 million compared to $103 million reported last year. Sales opportunities (pipeline) at November 8, 2007, totaled $1.7 billion (consisting of $418 million in proposals pending, $177 million in proposals in preparation, and $1.06 billion in proposals tracking) compared to $1.1 billion the prior year.

Balance Sheet and Cash Flows

At September 30, 2007, cash, cash equivalents, and marketable securities totaled $196.7 million. Days Sales Outstanding (DSO) increased modestly on a sequential basis to 80 days at September 30, 2007. MAXIMUS paid a quarterly cash dividend of $0.10 per share on August 31, 2007. Net cash used from operations in the fourth quarter was $8.2 million. For fiscal 2007 the Company generated net cash from operating activities of $51.2 million and free cash flow, which the Company defines as cash from operations less purchased property and equipment and capitalized software costs, totaled $33.4 million.

Completion of Strategic Review Process and Accelerated Share Repurchase (ASR) Program

The Board of Directors has completed the strategic review process announced on July 23, 2007. After a thorough review process, the Board of Directors has concluded that launching a $150 million ASR program, concentrating the Company’s strategic focus on core health and human services offerings and considering alternatives for certain non-core assets, provides the best current opportunity to maximize shareholder value, reflecting the Company’s strong financial position and future growth prospects. Under the ASR program, MAXIMUS will purchase up to $150 million of shares from an affiliate of UBS Investment Bank at the closing market price on November 15, 2007, subject to a future price adjustment based on the volume weighted average trading price of the shares. MAXIMUS will finance the program with cash on hand. In addition, MAXIMUS has approximately $40.0 million available under its previously board-authorized share repurchase program and intends to resume this program after the completion of the ASR.

Peter Pond, MAXIMUS’ chairman stated, “The Company, working with its financial advisors UBS, undertook an extensive process reviewing all possible alternatives, including a potential sale of MAXIMUS. While there was a substantial amount of interest among various parties with all options under consideration, the process was impacted largely by eroded capital market conditions and we ultimately concluded that remaining an independent public Company was the best option for all our constituencies.”

Mr. Montoni commented, “The share repurchase program announced today represents an efficient mechanism to return value to shareholders. The ASR increases earnings per share and improves the efficiency of our capital structure while maintaining our ability to properly fund growth. Lastly, we also remain committed to increasing shareholder value on an ongoing basis through the opportunistic repurchase of shares pursuant to our current board authorized stock repurchase program, upon the completion of the ASR.”

Outlook

The Company expects fiscal 2008 revenue to be in the range of approximately $850 million to $880 million. The Company estimates that approximately 83% of its fiscal 2008 forecasted revenue is presently in the form of backlog. Diluted earnings per share for fiscal 2008 are expected to be in the range of $2.40 to $2.65. Earnings in the first fiscal quarter are traditionally lower compared to the rest of the year, and as a result the Company expects diluted earnings per share of $0.45 to $0.50. This guidance does not include the positive benefit from the expected $0.15 to $0.20 accretion from the ASR plan in fiscal 2008.

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call on Thursday, November 15, 2007, at 8:30 a.m. (ET). The Company has also posted a presentation on its website, under the Investor Relations page, for analysts to follow along with during the conference call.

The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

888.881.3328 (Domestic)/206.902.3258 (International)

A replay will be available through November 22, 2007. Callers can access the replay by registering for the digital playback at the below website. Upon registration, participants will receive an email with the call back information.

http://reg.linkconferencecall.com/DigitalPlayback/ DigitalPlaybackRegistration.aspx?recid=5826

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services. The Company has more than 5,200 employees located in more than 220 offices in the United States, Canada and Australia. In 1999, 2001, 2002, 2003, and 2005 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. MAXIMUS discloses net income and earnings per share excluding legal settlement expense and losses from the Texas project in the first half of fiscal 2007, and provides certain additional information, such as non-recurring reserves, regarding earnings per share for fiscal 2007. MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations.While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

CONTACTS:
Lisa Miles
Investor Relations
703.251.8637

Rachael Rowland
Public/Media Relations
703.251.8688

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$39,545	$70,472
Marketable securities	117,315	126,210
Restricted cash	1,512	325
Accounts receivable — billed, net	153,399	132,962
Accounts receivable — unbilled	47,728	42,200
Income taxes receivable	9,003	—
Deferred income taxes	6,844	17,409
Prepaid expenses and other current assets	8,334	9,159
Total current assets	383,680	398,737
Property and equipment, net	33,429	35,901
Software development costs, net	33,925	29,540
Deferred contract costs, net	11,165	8,116
Goodwill	86,688	86,086
Intangible assets, net	5,720	3,603
Other assets	3,894	2,481
Total assets	$558,501	564,464
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,484	$54,425
Accrued compensation and benefits	24,426	29,449
Deferred revenue	46,669	38,545
Income taxes payable	—	5,487
Current portion of capital lease obligations	1,690	1,627
Other accrued liabilities	1,600	2,059
Total current liabilities	128,869	131,592
Capital lease obligations, less current portion	2,044	417
Long term deferred revenue	7,745	10,143
Deferred income taxes	14,944	12,912
Total liabilities	153,602	155,064
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,544,964 and 22,194,489 shares issued and outstanding at September 30, 2006 and 2007, at stated amount, respectively	156,349	175,208
Accumulated other comprehensive income (loss)	(916)	1,730
Retained earnings	249,466	232,462
Total shareholders’ equity	404,899	409,400
Total liabilities and shareholders’ equity	$558,501	$564,464

MAXIMUS, Inc. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)

	Year ended September 30,
	2005	2006	2007

Revenue	$647,538	$700,894	$738,646
Cost of revenue	467,588	547,539	561,563
Write-off of deferred contract costs	—	17,109	—
Gross profit	179,950	136,246	177,083
Selling, general and administrative expenses	116,676	129,678	135,581
Legal and settlement expense	7,000	9,394	44,638
Income (loss) from operations	56,274	(2,826)	(3,136)
Interest and other income, net	3,345	6,859	5,804
Gain on sale of business	—	—	451
Income before income taxes	59,619	4,033	3,119
Provision for income taxes	23,550	1,573	11,374
Net income (loss)	$36,069	$2,460	$(8,255)

Earnings (loss) per share:
Basic	$1.69	$0.11	$(0.38)
Diluted	$1.67	$0.11	$(0.38)

Cash dividends per share	$0.30	$0.40	$0.40

Weighted average shares outstanding:
Basic	21,331	21,465	21,870
Diluted	21,653	21,821	21,870

MAXIMUS, Inc. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Year ended September 30,
	2005	2006	2007

Cash flows from operating activities:
Net income (loss)	$36,069	$2,460	$(8,255)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,874	9,195	10,648
Amortization	7,271	8,450	10,322
Deferred income taxes	4,806	(9,402)	(12,598)
Non-cash equity based compensation	1,372	6,577	3,829
Gain on sale of Corrections division	—	—	(451)
Write-off of deferred contract costs	—	17,109	—
Tax benefit due to option exercises and restricted stock units vesting	2,955	—	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	(12,643)	(28,922)	20,438
Accounts receivable - unbilled	(1,494)	(3,954)	4,483
Prepaid expenses and other current assets	1,961	(1,064)	(813)
Deferred contract costs	(4,954)	(7,845)	3,049
Other assets	(828)	2,489	4,144
Accounts payable	10,675	16,332	434
Accrued compensation and benefits	5,604	(2,401)	5,023
Deferred revenue	11,703	21,516	(5,321)
Income taxes	4,695	(13,699)	14,490
Other liabilities	761	(1,145)	1,768
Net cash provided by operating activities	75,827	15,696	51,190
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(1,946)	—	—
Proceeds from sale of Corrections division	—	—	1,871
Purchases of property and equipment	(13,337)	(11,467)	(13,418)
Capitalized software development costs	(12,655)	(14,654)	(4,412)
(Increase) decrease in marketable securities	(71,649)	1,825	(8,895)
Other	442	144	—
Net cash used in investing activities	(99,145)	(24,152)	(24,854)
Cash flows from financing activities:
Employee stock transactions	14,645	7,697	12,953
Repurchases of common stock	(16,056)	(10,139)	—
Payments on capital lease obligations	(1,649)	(1,374)	(1,690)
Tax benefit due to option exercises and restricted stock units vesting	—	1,331	2,078
Cash dividends paid	(6,403)	(8,587)	(8,750)
Net cash provided by (used in) financing activities	(9,463)	(11,072)	4,591
Net increase (decrease) in cash and cash equivalents	(32,781)	(19,528)	30,927
Cash and cash equivalents, beginning of period	91,854	59,073	39,545
Cash and cash equivalents, end of period	$59,073	$39,545	$70,472

MAXIMUS, Inc.
Segment Information
(In thousands except per share data)
(Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
	2006	2007	2006	2007
Revenue:
Consulting	$26,125	$22,542	$102,842	$93,707
Systems	29,984	37,425	127,189	141,335
Operations	115,690	141,907	470,863	503,604
Total	$171,799	$201,874	$700,894	$738,646

Gross profit:
Consulting	$12,615	$7,199	$44,127	$37,296
Systems	8,258	10,920	38,769	37,678
Operations	14,753	37,380	53,350	102,109
Total	$35,626	$55,499	$136,246	$177,083

Selling, general, and administrative expense:
Consulting	$7,446	$6,645	$29,628	$30,875
Systems	10,266	10,454	39,622	42,333
Operations	17,697	13,832	62,803	62,977
Corporate/other	(456)	196	(2,375)	(604)
Total	$34,953	$31,127	$129,678	$135,581

Income (loss) from operations:
Consulting	$5,169	$554	$14,499	$6,421
Systems	(2,008)	466	(853)	(4,655)
Operations	(2,944)	23,548	(9,453)	39,132
Consolidating adjustments	456	(196)	2,375	604
Legal and settlement expense	909	(2,524)	(9,394)	(44,638)
Total	$1,582	$21,848	$(2,826)	$(3,136)

Net income (loss)	$1,993	$14,169	$2,460	$(8,255)

Earnings (loss) per share
Basic	$0.09	$0.64	$0.11	$(0.38)
Diluted	$0.09	$0.63	$0.11	$(0.38)

MAXIMUS, Inc.
Supplemental Pro Forma Information
(Dollars in millions, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2007	2006	2007

Revenue, as reported (GAAP)	$171.8	$201.9	$700.9	$738.6

Income (loss) before taxes, as reported (GAAP)	$3.3	$24.4	$4.0	$3.1
Add back Texas subcontract (1)	12.7	(0.2)	49.4	25.2
Add back Ontario project loss	-	-	-	4.2
Add back legal and settlement expense	(0.9)	2.5	9.4	44.6

Pro forma income before taxes, (non-GAAP)	$15.1	$26.7	$62.8	$77.1

Diluted earnings (loss) per share, as reported (GAAP)	$0.09	$0.63	$0.11	$(0.38)
Add back Texas subcontract contract (1)	0.36	(0.01)	1.38	0.67
Add back Ontario project loss	-	-	-	0.11
Add back legal and settlement expense	(0.03)	0.06	0.27	1.61

Pro forma diluted earnings per share (non-GAAP)	$0.42	$0.68	$1.76	$2.01
(1) Only reflects results from the now-terminated Accenture subcontract.